Exhibit 99.1

STEPAN REPORTS THIRD QUARTER SALES AND EARNINGS

NORTHFIELD, Illinois, October 31, 2007 -- Stepan Company (NYSE: SCL) today reported third quarter results for the period ended September 30, 2007.

SUMMARY
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2007	2006	% Change	2007	2006	% Change

Net Sales	$338,398	$302,773	+ 12	$987,558	$884,418	+ 12

Net Income	3,086	6,091	- 49	13,510	12,217	+ 11

Earnings per Diluted Share	$0.31	$0.61	- 49	$1.34	$1.23	+ 9

THIRD QUARTER RESULTS

Net income decreased 49 percent to $3.1 million, or $0.31 per diluted share. Pretax income declined by $4.6 million (50 percent), primarily due to a $1.6 million ($1.0 million after tax) increase in deferred compensation expense, a $1.4 million ($0.9 million after tax) charge for a pension plan freeze and a $1.3 million ($0.8 million after tax) increase of foreign exchange losses due to the sharp decline in the U.S. dollar versus other currencies.

Gross profit declined by $1.0 million (three percent) on sales volume that was down by less than one percent. The lower gross profit included the $1.3 million of costs related to freezing the Millsdale, Illinois plant's pension plan and replacing it with a defined contribution plan.

• Surfactant gross profit declined by $1.9 million (eight percent) on a one percent decline in volume. Gross profit on sales of biodiesel declined $3.5 million due to lower margins attributable to the increase in the cost of soybean oil used to produce biodiesel. The decline in biodiesel gross profit more than offset improved profitability across the remaining surfactant business.

• Polymer gross profit declined $0.8 million (seven percent) due to a sharp decline in phthalic anhydride (PA) gross profit caused by unplanned production outages, resulting in lower sales volume and high maintenance and outsourcing costs. Significant work has been completed to improve PA plant performance. We plan to replace additional equipment during the remainder of 2007 and 2008 to further improve plant reliability. Gross profit on sales of polyol rose on significant volume improvement combined with the recovery of higher raw material costs in the marketplace.

• Specialty Products gross profit grew by $1.1 million (52 percent) on improvement in both the pharmaceutical and food ingredient markets.

Operating expenses increased $2.0 million, or eight percent, for the quarter. The increase was primarily due to the $1.6 million increase in deferred compensation expense. The accounting requirement for the Company's deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held in the plan rise and income when they decline. During the quarter, mutual fund appreciation accounted for most of the expense.

Foreign exchange losses, included in the other, net line of the income statement, were $1.2 million during the quarter compared to $0.2 million of gains in the prior year quarter. The quarterly loss was attributable to the significant decline in the U.S. dollar versus most other currencies. The majority of the loss related to U.S. dollar denominated receivables held by the Company's Canadian subsidiary.

Net sales increased 12 percent due to higher selling prices (nine percent) and foreign exchange impact (three percent), while slightly lower volume reduced sales by less than one percent.

YEAR-TO-DATE RESULTS

Net income for the year was $13.5 million, or $1.34 per diluted share, compared to $12.2 million, or $1.23 per diluted share, last year. Pretax income grew $2.4 million (14 percent). The pretax income improvement resulted from a $6.5 million increase in gross profit (six percent), partially offset by a $2.4 million (three percent) increase in operating expenses and a $1.8 million increase in foreign exchange losses. Also included in pretax income are the gain on a product line sale of $4.3 million ($2.7 million after tax) and the goodwill impairment expense of $3.5 million (also $3.5 million after tax), both recorded in the second quarter.

The $6.5 million (six percent) improvement in gross profit came from increases in all three segments. See segment results below.

Net sales increased 12 percent to $988 million due to improved volume (six percent), higher selling price (four percent) and foreign exchange impact (two percent).

SEGMENT RESULTS
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2007	2006	% Change	2007	2006	% Change

Net Sales
Surfactants	$243,196	$221,687	+ 10	$722,437	$666,053	+ 8
Polymers	86,301	73,725	+ 17	239,875	196,606	+ 22
Specialty Products	8,901	7,361	+ 21	25,246	21,759	+ 16
Total Net Sales	$338,398	$302,773	+ 12	$987,558	$884,418	+ 12

Surfactant gross profit declined $1.9 million (eight percent) for the quarter, while growing by $3.2 million (five percent) for the nine months. Biodiesel gross profit declined by $3.5 million for the quarter and $6.0 million for the year. Improved product mix and volume in North America partially offset the effect of the weaker biodiesel results. European surfactant gross profit improved for the quarter and year-to-date on higher volume. Latin America reported lower gross profit for the quarter and year-to-date due to lower margins brought about by outsourcing and delays in recovering higher raw material costs in our selling prices.

Polymer gross profit declined $0.8 million (seven percent) for the quarter, while growing $1.0 million (three percent) for the nine months. The quarterly decline was due to lower phthalic anhydride earnings caused by production outages. The year-to-date improvement reflects significant polyol volume growth.

Specialty Products gross profit grew by $1.1 million (52 percent) for the quarter and $1.9 million (32 percent) for nine months. The improvement reflects higher sales volumes in both pharmaceutical and food ingredient markets.

OPERATING EXPENSES
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2007	2006	% Change	2007	2006	% Change

Marketing	$8,899	$8,876	—	$26,940	$25,874	+ 4
Administrative - General	8,861	8,537	+ 4	27,460	26,906	+ 2
Administrative - Deferred Compensation Obligations	887	(679)	NM	1,519	1,901	- 20
Research, development and technical service	7,983	7,885	+ 1	23,566	22,378	+ 5
Total	$26,630	$24,619	+ 8	$79,485	$77,059	+ 3

Operating expenses rose $2.0 million, or eight percent, for the quarter due to the $1.6 million increase in deferred compensation expense. For the nine month period, operating expenses increased three percent. Research costs rose five percent and included $0.6 million of new product registration costs in Europe for our biocide product line.

OTHER INCOME AND EXPENSE

Interest expense rose three percent and ten percent for the quarter and nine months, respectively, due to higher average debt levels and interest rates.

The loss from our equity in the Philippine Joint Venture decreased slightly. Fabric softener volume is increasing and efforts to improve the product mix in order to restore profitability are progressing.

Other, net is largely attributable to the previously explained foreign exchange losses caused by the sharp decline in the value of the U.S. dollar.

PROVISION FOR INCOME TAXES

The year-to-date effective tax rate rose to 33.12 percent from 31.79 percent due to the goodwill impairment recorded during the second quarter for which no tax benefit was realized.

OUTLOOK

"We expect results from operations in both the fourth quarter and full year to exceed prior year results," said F. Quinn Stepan, Jr., President and Chief Executive Officer. "Surfactants volume and margin improvement are expected to overcome the projected decline in fourth quarter biodiesel profitability. Polymers is expected to overcome the phthalic anhydride production problems and should exceed its year ago performance, driven by higher global polyol volume. As we close out 2007, we expect that both the surfactant and polymer segments will deliver further earnings improvement in 2008," said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the third quarter results at 2:00 p.m. Eastern Daylight Time on October 31, 2007. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company's Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY Statements of Income For the Three and Nine Months Ended September 30, 2007 and 2006 (Unaudited - 000's Omitted)

	Three Months Ended September 30			Nine Months Ended September 30
	2007	2006	% Change	2007	2006	% Change

Net Sales	$338,398	$302,773	+ 12	$987,558	$884,418	+ 12
Cost of Sales	303,530	266,877	+ 14	879,607	782,944	+ 12
Gross Profit	34,868	35,896	- 3	107,951	101,474	+ 6

Operating Expenses:
Marketing	8,899	8,876	+ -	26,940	25,874	+ 4
Administrative	9,748	7,858	+ 24	28,979	28,807	+ 1
Research, development and technical services	7,983	7,885	+ 1	23,566	22,378	+ 5
	26,630	24,619	+ 8	79,485	77,059	+ 3

Gain on Sale of product line	35	—	NM	(4,255)	—	NM
Goodwill Impairment Charge	—	—	—	3,467	—	NM

Operating Income	8,203	11,277	- 27	29,254	24,415	+ 20
Other Income (Expense):
Interest, net	(2,395)	(2,333)	+ 3	(7,218)	(6,573)	+ 10
Loss from equity in Joint Venture	(66)	(134)	- 51	(202)	(237)	- 15
Other, net	(1,187)	308	NM	(1,740)	82	NM
	(3,648)	(2,159)	+ 69	(9,160)	(6,728)	+ 36

Income Before Income Taxes and Minority Interest	4,555	9,118	- 50	20,094	17,687	+ 14

Provision for Income Taxes	1,457	3,105	- 53	6,656	5,623	+ 18

Minority Interest	12	(78)	NM	(72)	(153)	- 53

Net Income	$3,086	$6,091	- 49	$13,510	$12,217	+ 11

Net Income Per Common Share
Basic	$0.31	$0.64	- 52	$1.39	$1.28	+ 9
Diluted	$0.31	$0.61	- 49	$1.34	$1.23	+ 9

Shares Used to Compute Net Income Per Common Share
Basic	9,325	9,168	+ 2	9,306	9,113	+ 2
Diluted	10,119	9,982	+ 1	10,092	9,918	+ 2